Exhibit 99.1

LOUISVILLE, Ky (February 23, 2009) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 14 and 53 week periods ended December 30, 2008.

	Fourth Quarter			Year to Date
($ 000’s)	2008	2007	% Change	2008	2007	% Change

Total revenue	234,202	186,312	26	880,461	735,089	20
Income from operations	10,866	11,418	(5)	62,027	63,213	(2)
Net income	6,139	7,220	(15)	38,168	39,325	(3)
Diluted EPS	$0.09	$0.09	(7)	$0.52	$0.51	1

NOTE> Q4 2008 and 2008 YTD include 14 and 53 weeks, respectively, compared to 13 and 52 weeks in Q4 2007 and 2007 YTD.

Results for the quarter:

•                  Comparable restaurant sales decreased 4.7% at company restaurants and 5.5% at franchise restaurants;

•                  Six company restaurants opened;

•                  One restaurant was acquired from a franchisee;

•                  Restaurant operating costs, as a percentage of restaurant sales, increased 201 basis points;

•                  The Company recorded an impairment charge of $0.8 million, net of tax, on one under-performing restaurant in Q4 2008.  The fourth quarter of 2007 included an impairment charge of $1.1 million, net of tax, on one under-performing restaurant;

•                  The Company repurchased 807,900 shares of its Class A common stock for a total purchase price of $4.4 million; and

•                  Diluted earnings per share decreased 7.0% compared to the prior year period.  Diluted earnings per share were positively impacted by an estimated $0.02 to $0.03 as a result of the extra week in Q4 2008.

Results for the full year:

•                  Comparable restaurant sales decreased 2.3% at company restaurants and 3.6% at franchise restaurants;

•                  Twenty-nine company restaurants and one franchise restaurant opened while one company restaurant closed;

•                  Thirteen restaurants were acquired from franchisees;

•                  Restaurant operating costs, as a percentage of restaurant sales, increased 168 basis points;

•                  The Company repurchased 6,512,807 shares of its Class A common stock for a total purchase price of $56.8 million.  As of the end of 2008, $18.2 million worth of Class A common stock remains authorized for repurchase; and

•                  Diluted earnings per share increased 1.0% to $0.52 from $0.51 in the prior year period.  Diluted earnings per share were positively impacted by an estimated $0.02 to $0.03 as a result of the extra week discussed above.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “The unprecedented economic environment affected our fourth quarter performance and has continued into early 2009.  Although we believe these headwinds will continue, we remain committed to doing what we believe are the right things for the long-term success of the Texas Roadhouse brand.  On the operational front, we are focused on providing legendary food and legendary service to each and every guest and remain committed to the overall guest experience by providing quality, fun and value.  From a financial perspective, we are managing the business to the current environment and are committed to maintaining a conservative balance sheet and generating adequate returns on the capital we deploy.  In addition, we look forward to 2009 as a turning point for us as we anticipate generating a significant amount of free cash flow for the first time in our history as a public company.”

Franchise Acquisitions

Effective September 24, 2008, the first day of the Company’s fourth fiscal quarter of 2008, the Company acquired one franchise restaurant in Florida for a purchase price of $1.5 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.

Outlook for 2009

The Company reported that comparable restaurant sales for the first seven weeks of fiscal 2009 decreased approximately 1.0% compared to the same period of the prior year although management estimates that these results include a benefit of an estimated 2.0-2.5% due to the timing of the New Year’s holiday.

While the Company acknowledges the uncertain state of the economy, it also notes that it is targeting 2009 diluted earnings per share to be approximately flat with that of 2008 despite the fact that fiscal 2008 contained an extra week that positively impacted diluted earnings per share by approximately $0.02 to $0.03.

In addition, the Company provided the following details as they relate to 2009:

•                  Plans include approximately 15 company and two franchise restaurant openings;

•                  Total capital expenditures are estimated to be $50-60 million;

•                  Food cost deflation is estimated to be approximately 2.0% to 3.0% for 2009;

•                  Based on the lower number of openings in 2009 as compared to 2008, the Company anticipates much lower pre-opening costs over the prior periods; and

•                  As previously announced, the Company will incur an estimated $1.5 million in incremental expense in 2009 for enhancements made to the bonus plans for its Managing Partners.

Conference Call

The Company is hosting a conference call today, February 23, 2009, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 765-5554 or (913) 661-9178 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 1447783 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 300 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	14 Weeks Ended December 30, 2008	13 Weeks Ended December 25, 2007	53 Weeks Ended December 30, 2008	52 Weeks Ended December 25, 2007

Revenue:
Restaurant sales	$232,429	$183,920	$871,556	$724,372
Franchise royalties and fees	1,773	2,392	8,905	10,717

Total revenue	234,202	186,312	880,461	735,089

Costs and expenses:
Restaurant operating costs:
Cost of sales	82,918	65,863	308,123	255,060
Labor	69,136	53,499	253,132	205,780
Rent	4,741	3,191	15,879	11,735
Other operating	40,651	29,992	146,019	116,258
Pre-opening	2,631	3,440	11,604	12,741
Depreciation and amortization	10,638	8,543	37,694	30,446
Impairment and closure	1,398	1,721	2,175	1,721
General and administrative	11,223	8,645	43,808	38,135

Total costs and expenses	223,336	174,894	818,434	671,876

Income from operations	10,866	11,418	62,027	63,213

Interest expense, net	1,508	868	3,844	2,295
Minority interest	359	94	841	711
Equity income from investments in unconsolidated affiliates	31	38	215	294

Income before taxes	9,030	10,494	57,557	60,501
Provision for income taxes	2,891	3,274	19,389	21,176

Net income	$6,139	$7,220	$38,168	$39,325

Net income per common share:
Basic	$0.09	$0.10	$0.53	$0.53
Diluted	$0.09	$0.09	$0.52	$0.51

Weighted average shares outstanding:
Basic	69,923	74,778	72,672	74,611
Diluted	70,915	76,731	74,079	76,832

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 30, 2008	December 25, 2007

Cash and cash equivalents	$5,258	$11,564
Other current assets	28,550	30,067
Property and equipment, net	456,132	390,378
Goodwill	114,807	101,856
Intangible asset, net	12,807	8,414
Other assets	4,109	3,750

Total assets	$621,663	$546,029

Current maturities of long-term debt and obligations under capital leases	228	302
Other current liabilities	99,415	87,957
Long-term debt and obligations under capital leases, excluding current maturities	132,482	66,482
Other liabilities	27,741	21,523
Minority interest	2,807	2,384
Stockholders’ equity	358,990	367,381

Total liabilities and stockholders’ equity	$621,663	$546,029

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	Fiscal Year Ended
	December 30, 2008	December 25, 2007

Cash flows from operating activities:
Net income	$38,168	$39,325
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	37,694	30,446
Share-based compensation expense	7,745	4,742
Other noncash adjustments	5,998	393
Change in working capital	11,609	1,661
Net cash provided by operating activities	101,214	76,567

Cash flows from investing activities:
Capital expenditures - property and equipment	(102,536)	(101,923)
Acquisition of franchise restaurants, net of cash acquired	(17,835)	(33,222)
Proceeds from sale of property and equipment, including insurance proceeds	250	613
Investment in equity investees	(95)	—
Net cash used in investing activities	(120,216)	(134,532)

Cash flows from financing activities:
Proceeds from revolving credit facility, net	67,000	33,000
Repurchase of shares of common stock	(56,974)	—
Other financing activities	2,670	2,745
Net cash provided by financing activities	12,696	35,745

Net (decrease) increase in cash	(6,306)	(22,220)
Cash and cash equivalents - beginning of year	11,564	33,784
Cash and cash equivalents - end of year	5,258	11,564

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2008	2007	vs LY		2008	2007	vs LY

Restaurant openings
Company	6	10	(4)		29	32	(3)
Franchise	0	0	0		1	2	(1)
Total	6	10	(4)		30	34	(4)

Restaurant acquisitions
Company	1	0	1		13	9	4
Franchise	(1)	0	(1)		(13)	(9)	(4)
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		(1)	0	(1)
Franchise	0	0	0		0	0	0
Total	0	0	0		(1)	0	(1)

Restaurants open at the end of the quarter
Company	245	204	41
Franchise	69	81	(12)
Total	314	285	29

Company-owned restaurants
Restaurant sales	$232,429	$183,920	26.4%		$871,556	$724,372	20.3%
Store weeks	3,389	2,573	31.7%		11,861	9,499	24.9%
Comparable restaurant sales growth (1)	(4.7)%	(0.8)%			(2.3)%	1.4%
Average unit volume (2)	$956	$927	3.1%		$3,917	$3,973	(1.4)%
Average unit volume, 2007 adjusted (3)	$956	$1,021	(6.4)%		$3,917	$4,069	(3.7)%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	35.7%	35.8%	(14	)bps	35.4%	35.2%	14	bps
Labor	29.7%	29.1%	66	bps	29.0%	28.4%	64	bps
Rent	2.0%	1.7%	30	bps	1.8%	1.6%	20	bps
Other operating	17.5%	16.3%	118	bps	16.8%	16.0%	70	bps
Total	84.9%	82.9%	201	bps	83.0%	81.3%	168	bps

Franchise-owned restaurants
Franchise royalties and fees	$1,773	$2,392	(25.9)%		$8,905	$10,717	(16.9)%
Store weeks	966	1,053	(8.3)%		4,007	4,401	(9.0)%
Comparable restaurant sales growth (1)	(5.5)%	(1.5)%			(3.6)%	0.8%
Average unit volume (2)	$920	$890	3.4%		$3,726	$3,795	(1.8)%
Average unit volume, 2007 adjusted (3)	$920	$976	(5.7)%		$3,726	$3,880	(4.0)%

Pre-opening expense	$2,631	$3,440	(23.5)%		$11,604	$12,741	(8.9)%

Depreciation and amortization	$10,638	$8,543	24.5%		$37,694	$30,446	23.8%
As a % of revenue	4.5%	4.6%	(4	)bps	4.3%	4.1%	14	bps

General and administrative expenses	$11,071	$8,645	28.1%		$43,656	$38,135	14.5%
As a % of revenue	4.7%	4.6%	9	bps	5.0%	5.2%	(23	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  Q4 2008 and 2008 YTD include 14 and 53 weeks, respectively, while Q4 2007 and 2007 YTD include 13 and 52 weeks.  For comparative purposes, average unit volumes for Q4 2007 and 2007 YTD were adjusted to reflect restaurant sales of any acquired franchise stores as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  For comparative purposes, Q4 2007 and 2007 YTD include 14 and 53 weeks, respectively.

NM - not meaningful

Amounts may not foot due to rounding.